Exhibit 99.1

Annual Meeting of Shareholders

Chicago, Illinois

May 2, 2007

Host:

Richard C. Vie, Chairman

Meeting Secretary:

Scott Renwick, General Counsel and Secretary

Mr. Vie:

We will now commence the informal session. First up will be Don Southwell, Unitrin’s president and chief executive officer, who will review the company’s operations with you.

Mr. Donald G. Southwell (President and Chief Executive Officer):

Slide 2 (CEO’s Remarks)

Thank you Dick. And good morning everyone. Thank you for being here today. I am pleased to report that Unitrin has just completed a record year. Net income from operations in 2006 was the highest in our history. The implementation of our strategic plans is progressing nicely and we are beginning to see the fruits of our labors. Today I will elaborate more on our profitability trends and describe our businesses and their competitive advantages. This will give you more insight into Unitrin. Eric Draut, our CFO, will follow me to review with you some important aspects of Unitrin’s financial strength and our capital management strategies.

Slide 3 (Statements)

Before we get going, the lawyers make me cover this slide. Therefore, you need to know that comments made during today’s presentations may contain projections or forward-looking statements that reflect management’s current views with respect to future events and financial performance. No assurances can be given that these events or performances will occur as expected, and actual results may differ materially from those currently anticipated or projected based on a number of important factors and risks, which are more specifically identified in the Company’s most recent financial reports filed with the SEC. Also, please note we will be using several financial measures that are not recognized by generally accepted accounting principles, or “GAAP”. This presentation, including the disclosures on this slide and a discussion of the non-GAAP financial measures, is contained in an 8-K report we filed with the SEC and is posted under “Archived Events” on the Investors portion of our website at Unitrin.com.

Slide 4 (Unitrin Today)

First some background on Unitrin. In 2006 we had almost $3.1 billion of total revenues. We employ over 8,000 people which includes 2,400 employee insurance agents in our life and health insurance operations and we have over 6 million policyholders and consumer finance customers. According to 2005 industry data, Unitrin is the 22nd largest automobile writer and the 40th largest property casualty insurer in the U.S. when measured by net written premiums. And our life and health insurance operations constitute one of the largest Home Service operations in the U.S.

I also would like to add that Forbes magazine has recently ranked Unitrin in the top 2000 publicly owned companies in the world. We are number 1,623 on the list to be exact.

Slide 5 (Unitrin – Strengths)

We believe that Unitrin has a number of strengths of which we have listed a few on this slide. First and foremost, our earnings trends in the past several years have been quite dramatic. This is the result of much hard work from our employees and I will elaborate a bit more on this in a minute. We also have a diversified business model consisting of property/casualty, life/health and consumer finance businesses. We don’t put all our eggs in one basket. Our balance sheet is strong and our excellent liquidity allows us to return a nice dividend to our shareholders. More on all this later.

Slide 6 (2006 Financial Highlights)

Total revenues of nearly $3.1 billion increased only slightly over 2005. This slow growth is largely due to the softening of insurance rates in the property/casualty insurance industry. We would rather slow down premium growth if that’s what it takes to maintain a healthy bottom line. And as a result, total net income of $283 million is up nearly 11%. Net income per share of $4.17 has improved even more at 12.7% as compared to last year. And this higher rate, when compared to the 11% growth in net income, is due to our repurchase of 2 million shares of Unitrin common stock in 2006. Our return on adjusted equity of 14.8% is up 50 basis points over 2005. And book value per share of $34.09 increased by slightly over 8%. All in all, these are numbers of which we can be proud.

Slide 7 (Significant Increase in Operating Earnings per Share)

Even with the hurricanes of 2004 and 2005 and the resultant higher reinsurance costs, our operating earnings have increased an average of 35% per year since 2003. Although we have certainly been helped by recent favorable trends in the property/casualty insurance industry, we have also benefited from the actions taken to improve the bottom line. I will cover some of these in the slides that follow.

Slide 8 (Property and Casualty Operations – Earned premiums are flat)

As you can see, our property casualty insurance premiums have been fairly flat since the 2002 acquisition of the Kemper business. While long-term it is important to grow our business, it is not always a good thing to grow in a softening rate environment. The heavy hurricane catastrophe years of 2004 and 2005 have caused many insurers to lower their coastal property concentrations in favor of writing more business in non-storm prone areas. This has resulted in more competition in these areas and in many cases, premium rates are declining. And declining rates can eat into profit margins. We have always run our operations with an eye toward long-term profitability. This can mean giving up top-line growth at times.

One way to provide growth is through strategic acquisitions of businesses that will complement our existing operations. We recently announced the acquisition of Merastar Insurance Company which should close in the second quarter. This company sells both auto and homeowners insurance primarily through employer-sponsored voluntary benefit programs. This acquisition will complement Unitrin Direct by providing both the capability to market homeowners products, which they currently do not have, and providing an additional sales channel to reach consumers. This Chattanooga, Tennessee based company had $54 million of direct written premiums in 2006. We think that strategic acquisitions, such as Merastar, can be a good way to expand our business.

Slide 9 (Property and Casualty Operations – Investment income is up)

But while earned premiums have been flat, investment income has increased at a nice rate. Much of the increase is due to the 2002 Kemper acquisition which significantly increased our level of invested assets. Recent investments in higher yielding securities have also contributed to improvements in this area.

Slide 10 (Property and Casualty Operations – Combined ratios are down)

The results of our underwriting operations are best expressed in terms of combined ratios. These ratios show the percentage of earned premiums that have been used to fund losses and expenses. Our combined ratio has dropped from a 104.3 in 2003 to a very respectable 96.4 last year. The improvement has been primarily in the loss ratio with the expense ratio being somewhat flat. Included in the loss ratio is the catastrophe loss ratio which measures the extent of recorded losses from catastrophes. It may be surprising to some that our catastrophe loss ratio has remained relatively flat with the Katrina/Rita year of 2005 showing 4.1% which is not a lot higher than the 2.7% reported in 2006. This shows that we have done a good job in catastrophe management, both in terms of limiting our property exposures in storm-prone locations and also in the purchasing of catastrophe reinsurance to protect us on the top end. With respect to our expense ratio, it is higher than we want. This is largely due to both our Unitrin Direct and Unitrin Business Insurance businesses which need to achieve a higher critical mass in order to reduce their expense ratios. Unitrin Direct was a 2001 start-up and Unitrin Business Insurance was impacted from re-underwriting and resultant downsizing in order to lower their loss ratios. The Merastar acquisition will help Unitrin Direct achieve the size they need to be to reduce its expense ratio.

Slide 11 (Property and Casualty Operations – Resulting in increased net income)

Although earned premiums have been flat, the increase in investment income and the trimming of the loss ratios have dramatically improved the profitability of our property/casualty insurance operations. A large component of this improvement has been the 2002 Kemper acquisition which has proven to be a home run! From $18 million in 2003, our profitability has increased to $134 million last year.

Slide 12 (Life and Health Operations – Earned premiums are flat)

I would like to switch gears and focus on our life and health insurance segment. As you can see on this slide, our earned premiums in this area have also been flat. Unfortunately this is a historic pattern and we have really struggled to make it grow. In recent years we have been focusing on expense reduction initiatives and reducing our coastal property exposures both of which have had some adverse consequences on the top line. Now that the expense reduction activities are largely behind us, we can concentrate on producing profitable premium growth. One recent initiative has been the implementation of a new sales commission contract for our Career Agency’s sales force which provides greater incentives for growth.

Slide 13 (Life and Health Operations – Investment income is up)

But while earned premiums have remained flat, investment income has increased at a nice clip. Most of this increase is due to higher yields on investments. Our life and health insurance companies have over $2 billion of insurance reserves invested and changes in investment yields can have dramatic impacts on profitability. We are pleased with the increase from $135 million of investment income in 2003 to $178 million last year.

Slide 14 (Life and Health Operations – Expenses are down)

This slide is particularly significant as it tracks the progress on the various expense initiatives that I have reported to you the past several years. Not only has our expense ratio declined from 52.1% in 2003 to 45.6% last year, but total absolute expenses have declined each year from $345 million in 2003 down to $308 million in 2006. Much work has been done in this area. We consolidated three home offices down to one in St. Louis. We also consolidated various computer systems to streamline processing and workflows. All of this has produced expense ratios that will allow us to market competitive products in our marketplace.

Slide 15 (Life and Health Operations – Resulting in increased net income)

The combination of higher investment income and lower expenses has dramatically improved the profitability of our life and health insurance operations from $46 million in 2003 to $100 million last year. Now that we have reduced our expense ratio to an acceptable level, we need to concentrate on strategies that will grow the top line. And as is true with our property/casualty businesses, we could benefit from strategic acquisitions as well as organic growth.

Slide 16 (Fireside Bank – Solid Performance)

Our consumer finance company, Fireside Bank, continues to provide outstanding returns while increasing its top line through geographic expansion into new states. 2006 net income of $26 million, although slightly down from 2005’s net income of $31 million, still represents a healthy 10% of revenues. I would like to add that Fireside had an eight year string of growth in net income through 2005 which resulted, to a large extent, from its implementation of a variety of operational and growth initiatives over this time period.

Slide 17 (Financial Highlights – 1st Quarter)

With respect to 2007, we are off to an excellent start. The $1.08 of net income per share is the highest first quarter profitability in Unitrin’s history and it was 12.5% higher than last year’s first quarter. Net income from operations benefited primarily from the performance of our life and health insurance businesses. Results of our property and casualty insurance businesses declined mostly due to higher losses and increased marketing dollars spent to expand our Unitrin Direct business. Realized gains on the sale of investments increased by $7 million, after-tax, due to the sale of a small portion of our Northrop Grumman stock holdings.

The modest increase in total revenues was primarily driven by increases in net investment income and realized investment gains. Revenues from our segments were flat from last year.

Slide 18 (Our Businesses Complement Each Other)

We believe that Unitrin’s various businesses covering both insurance and consumer finance is an advantage. Recent history has shown that when one of our operating companies might be experiencing problems due to market pressures or pricing cycles, then one or more of the other companies frequently step up and provide offsetting profits. In this way, Unitrin has provided solid operating results in recent years. We are also one of the few remaining so-called “multi-line” insurance operations in the country. By multi-line, I mean that we sell both property/casualty and life and health lines of business. This used to be more common in the industry, but many companies have decided to exit non-strategic lines and focus on those lines where they can build market share. We think that our strategy provides distinct advantages for us. For example, our life insurance businesses provide bottom line stability which helps weather the financial impacts of property/casualty pricing cycles. And when interest rates increase, our insurance companies benefit due to their sizeable level of investments, but Fireside Bank’s margins are squeezed a little due to the higher cost of thrift deposits.

Slide 19 (Unitrin Logos)

This slide represents a snap-shot of the logos of our seven businesses. In recent years we have spent a considerable amount of time focusing on branding and as a result we have utilized the Unitrin brand where it makes good business sense. But we also acknowledge that certain of our brands, such as Kemper’s, have a good deal of name recognition with agents and customers and we have been careful not to do anything that could be counter-productive to the goodwill that has been built up over the years for these brands.

Slide 20 (Our Property and Casualty Operations – Personal Lines)

Excluding the fire insurance products sold by our Career Agency companies, our total personal lines earned premiums in 2006 were just shy of $1.5 billion. This premium was produced by three of our property/casualty operating companies as shown on this slide. Kemper Auto and Home came into the Unitrin family through a 2002 acquisition and is ably led by Jim Schulte. Its nearly $1 billion of preferred and standard business produced an outstanding 91.3 combined ratio in 2006. Unitrin Specialty is our Dallas-based auto insurance company that is headed up by John Mullen. This company specializes in marketing to individuals and businesses in the non-standard, high-risk auto insurance market. It produced $326 million of personal lines premium last year and when you include its commercial business, came in at a solid 96.2 combined ratio last year. While Kemper and Unitrin Specialty both market through independent agents and brokers, our Unitrin Direct business markets auto insurance directly to consumers primarily through direct mail, web insurance portals, “click-throughs”, its own web site and TV advertising. This company was a year 2001 start-up and is led by Scott Carter. This company has grown from $10 million in 2001 to $226 million of earned premiums last year. Although this growth is significant, the company needs to add additional scale in order to drive down expense ratios and produce acceptable rates of return. The Merastar acquisition will help in this quest for additional scale.

Slide 21 (Our Property and Casualty Operations – Commercial Lines)

Our commercial insurance sales come through two of our segments. Unitrin Business Insurance produced $188 million of earned premiums last year. This business is headed up by Jack Lubner and focuses on selling a variety of commercial insurance products to small and small mid-market companies. Their 2006 combined ratio was a 107.7 and this was adversely impacted by an excessively high expense ratio of 49.9. UBI has been going through quite a bit of restructuring in the past several years and it, like Unitrin Direct, needs to get bigger in order to push down its expense ratio. Unitrin Specialty, in addition to the personal auto it writes, also earned $118 million of commercial auto insurance premiums in 2006.

Slide 22 (Our Life and Health Operations)

Our life and health segment is comprised of our Career Agency operation headquartered in St. Louis and headed-up by Don Royster and Reserve National which is headquartered in Oklahoma City and run by Joe Cole. The Career Agency Companies target consumers of limited means with basic life insurance, limited benefit accident and health and property coverages. Reserve National’s target market is somewhat broader and primarily focuses on limited benefit and supplemental accident and health products. As you can see, 60% of 2006’s earned premiums were life insurance followed by 23% accident and health and 17% property insurance.

Slide 23 (Fireside Bank is Expanding Geographically)

Fireside Bank dates its existence back to 1950 and specializes in making automobile loans, primarily for the purchase of pre-owned vehicles. Fireside does not make loans secured by real estate. It typically works directly with auto dealers in the placement of these loans. For the majority of the years of its existence it has focused its operations primarily in the State of California. In recent years however, the company has expanded its marketing territories and is currently serving customers in 15 states. As shown by this slide, while the number of active auto dealers in California has declined slightly, the number of dealers located outside the state of California has increased at a 20% compound annual growth rate since 2003.

Slide 24 (Fireside Bank – Resulting in increased loan volume)

This geographic expansion has resulted in Fireside’s growth in loan volume as depicted on this slide. Total loan volume has grown at an 11% compound annual growth rate from $593 million in 2003 to $807 million in 2006. Continued growth in volume is expected through 2007, as Fireside branches increase their dealer penetration and the company encourages new dealer relationships.

Slide 25 (Competitive Advantages)

Although we continually work towards finding opportunities for long-term profitable growth, we do believe that there are certain things where we either are meeting best practices in the industry or have a leg up over our competition. For example, our property/casualty companies have spent millions of dollars in recent years to make it easier for our customers to do business with us. This involves our customers – whether they are independent agents or policyholders – communicating in an easy, intuitive way through the Internet directly with our insurance companies. This allows for quicker service in areas such as policy sales, claim payments or policy maintenance. Being able to invest in this technology separates those companies that will succeed in the future from those that will not.

We also think that having a direct to consumer channel is an advantage. We are firmly committed to the independent agent mode of selling property/casualty insurance and believe that most customers prefer to deal with an agent. However, some customers prefer to buy directly from the insurance company whether it be through the Internet or in reaction to direct mail or TV advertising. As new generations of Americans grow up using the Internet, we believe that it is important to have a marketing channel that will be available to capture this market. This is a market that is expanding at a faster rate than independent agent channels.

Our life and health insurance businesses’ major strength lies in their niche. Over the years, most life insurance companies have “moved upscale” in trying to reach the upper income market. This is the market served by financial planners and tax advisors. This migration has allowed us to successfully target an underserved market with basic life, health and property coverages.

As I had mentioned before, the expense ratios in the life and health insurance segment have been significantly reduced in recent years. As a result of these efforts, we have positioned our life insurance operations to be more competitive in the future. This will allow us to make a fair financial return while at the same time holding down future rate increases thereby keeping their products affordable.

With respect to our consumer finance operations, Fireside Bank has many years of experience serving its niche. While some competitors have moved in and out of the less than prime market, Fireside has consistently targeted this area of lending and has a stable and strong management team, led by Fred Reichelt. They know what they are doing and the consistent financial results of this operation proves it. Another advantage, we believe, is that Fireside raises its funds through thrift deposits at its branches and through brokered certificates of deposits. This provides a stable and cost-efficient source of funds for lending. Many of our competitors depend on external sources for their funding and economic conditions can sometimes play havoc with their funding.

Slide 26 (Eric J. Draut – Executive Vice President and Chief Financial Officer)

I’d now like to introduce Eric Draut, Unitrin’s Chief Financial Officer.

Slide 27 (Financial Strength)

Thank you Don. Today I would like to review our investment portfolio and our Capital Structure.

Slide 28 (Net Investment Income is Up Significantly)

Net Investment Income grew at a compound annual rate of 9.5% from $232 million in 2003 to $305 million in 2006. Total Invested Assets grew by nearly $1 billion during that same time. We have also shifted a portion of our investment portfolio into higher yielding securities.

Slide 29 (Investment Portfolio Overview)

We are total return investors. We balance our higher risk Northrop Grumman, Intermec, real estate and other equity holdings with a conservative core portfolio of high grade fixed income securities and short-term investments.

During 2006 we sold approximately $18 million of our Northrop Grumman holdings. At the same time the market value of our Northrop holdings increased by $67 million resulting in a net increase of $49 million in our Northrop holdings on the balance sheet. We remain bullish on Northrop’s future as a major defense contractor in these uncertain times.

We continually evaluate our investment strategies, looking for opportunities to increase total risk based adjusted return.

Slide 30 (Fixed Income Investments are Conservative)

The average rating of our Fixed Income Portfolio is double A. Nearly all of our fixed maturity securities are rated investment grade. The average duration of our fixed income portfolio is 5.6 years. Today’s flat yield curve environment provides little reward for investing longer term.

Slide 31 (Solid Balance Sheet)

Total Assets were $9.3 billion at the end of 2006, up 1.3% from the end of 2005.

Long Term debt remained unchanged. We have $300 million of senior fixed income debt maturing on July 1st of this year. We plan to use our existing shelf registration to reissue an equal amount of $300 million of debt during the second quarter.

Total shareholders’ equity increased by 5.9% during 2006 even though we paid $120 million in dividends to our shareholders and repurchased $90 million of common stock.

Debt to Total Capital was a modest 18.1% at the end of 2006. That ratio falls to 17.2% if the market value of our holdings in Intermec are taken into consideration.

Slide 32 (Maintaining Strong Ratings)

We maintain strong financial strength and claims paying ratings from all three major rating agencies. All of our major insurance businesses are rated A or higher by all three agencies.

Our Senior Debt is rated BBB+. All of our ratings are “stable”.

Slide 33 (Total Capital Returned to Shareholders Since the Creation of Unitrin in April 1990 through March 31, 2007)

We have returned over $3.3 billion to our shareholders since Unitrin became a separate public company in 1990. We have paid $1.5 billion in dividends, repurchased $1.6 billion of common stock and spun off our 44% ownership of Curtiss Wright common stock directly to our shareholders in a tax-free transaction.

The $3.3 billion in capital returned to shareholders now exceeds Unitrin’s market capitalization which was $3.2 billion at the end of April.

Slide 34 (Total Shareholder Returns Since the Creation of Unitrin in April 1990 through April 30, 2007)

We are pleased with our long-term operating and capital management track record.

Assuming the reinvestment of dividends paid to shareholders, an investment in Unitrin Common Stock made in 1990 is now worth five times that original investment, representing an average annual return of 11.2%.

This concludes my prepared remarks. Now I would like to turn the meeting back over to Dick Vie.

Slide 35 (Unitrin Building Night Scene)

Mr. Richard C. Vie (Chairman)

Thanks Eric. That concludes the informal part of our meeting and now I would like to open this up to any questions that you might have.